Exhibit 99.2

FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

RADER FARMS, INC.
INTERIM CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Interim Condensed Balance Sheet (Unaudited) – March 31, 2007
Interim Condensed Statement of Income (Unaudited) – March 31, 2007 and 2006
Interim Condensed Statement of Cash Flows (Unaudited) – March 31, 2007 and 2006

RADER FARMS, INC.

INTERIM CONDENSED BALANCE SHEET

(UNAUDITED)

MARCH 31, 2007

ASSETS

Current Assets:
Cash and cash equivalents		$100,145
Accounts receivable		2,473,347
Inventory		4,645,842
Other current assets		38,712
Total current assets		7,258,046

Property, Plant and Equipment:
Fixed Assets	$14,109,740
Less: Accumulated depreciation	6,627,003	7,482,737

Other Assets:
Investment in farmers’ cooperative	77,256
Deposit	20,971	98,227

Total Assets		$14,839,010

See accompanying notes to unaudited interim condensed financial statements

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable		$2,454,180
Line of credit		4,345,500
Other current liabilities		642,913
Current portion of long-term debt		565,000
Total current liabilities		8,007,593

Long-Term Debt:
Note payable - stockholders	$2,536,984
Notes payable	1,751,995
Obligations under capital leases	106,221
	4,395,200
Less: Current portion included above	565,000	3,830,200

Stockholders’ Equity:
Common stock, $1 par value, 50,000 shares authorized, 500 shares issued and outstanding	500
Additional paid-in capital	201,815
Retained earnings	2,798,902	3,001,217

Total Liabilities and Stockholders’ Equity		$14,839,010

See accompanying notes to unaudited interim condensed financial statements

RADER FARMS, INC.

INTERIM CONDENSED STATEMENTS OF INCOME AND RETAINED EARNINGS

(UNAUDITED)

FOR THE QUARTERS ENDED MARCH 31, 2007 and 2006

	March 31, 2007	March 31, 2006
Sales	$8,355,317	$6,497,630

Cost of Sales	6,564,224	5,050,034

Gross Profit	1,791,093	1,447,596

Selling, General and Administrative Expenses	364,887	412,232

Income from Operations	1,426,206	1,035,364
Other Income (Expense):
Miscellaneous income	13,091	20,548
Patronage dividend	—	—
Gain on disposal of assets	—	—
Interest expense, net	(211,393)	(134,539)

Net Income	$1,227,904	$921,373

-ooOoo-

Retained Earnings, Beginning	$1,570,998	$1,493,992

Net Income	1,227,904	921,373

Distributions	—	—

Retained Earnings, Ending	$2,798,902	$2,415,365

See accompanying notes to unaudited interim condensed financial statements

RADER FARMS, INC.

INTERIM CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2007 and 2006

	March 31, 2007	March 31, 2006
Cash Flows from Operating Activities:
Net income	$1,227,904	$921,373
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	260,567	187,731
(Increase) decrease in:
Accounts receivable	(766,843)	(430,917)
Inventory	2,150,058	459,834
Other assets and liabilities	51,191	(3,122)
Increase (decrease) in:
Accounts payable	467,653	(184,534)
Accrued expenses	(332,336)	(287,319)
Net Cash Used by Operating Activities	3,058,194	663,046

Cash Flows from Investing Activities:
Acquisition of property and equipment	(337,950)	(782,641)
Net Cash Used by Investing Activities	(337,950)	(782,641)

Cash Flows from Financing Activities:
Net advances from line of credit	(2,650,000)	194,670
Principal payments on long-term debt	(289,904)	(113,299)
Net Cash Provided by Financing Activities	(2,939,904)	81,371

Net Increase in Cash and Cash Equivalents	(219,660)	(38,224)

Cash and Cash Equivalents, Beginning of Year	319,805	264,986

Cash and Cash Equivalents, End of Year	$100,145	$226,762

See accompanying notes to unaudited interim condensed financial statements